Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 8, 2013, except for Note 16, as to which the date is April 1, 2013, in the registration statement (Form S-1 No. 333-187153) of Omthera Pharmaceuticals, Inc.

/s/ Ernst & Young LLP
MetroPark, New Jersey
April 16, 2013